EXHIBIT 99.1

PRESS RELEASE
February 21, 2017 For immediate release
Contact: Bryna Butler, (740) 578-3400, E-mail: bsbutler@ovbc.com

Canady & Robbins Join OVBC and OVB Boards

GALLIPOLIS, Ohio —Jeffrey E. Smith, Chairman of the Board, announced the election of Kimberly A. Canady and Edward J. Robbins to the Boards of Directors of Ohio Valley Banc Corp. and its subsidiary, The Ohio Valley Bank Company. Canady and Robbins will take up their new roles effective February 28, 2017.
Smith commented, "Canady's wide breadth of legal expertise combined with Robbins's acute business acumen is the right fit to move our company forward."
Canady, born and raised in Cincinnati, Ohio, spent a considerable amount of time during her childhood in and around Washington Court House, Ohio, very close to Ohio Valley Bank's newest market area. She earned a bachelor's degree in Chemistry from Vanderbilt University, graduating summa cum laude. Canady attended law school at Wake Forest University in Winston-Salem, North Carolina, and received her Doctor of Jurisprudence degree in 1984.
Canady is a member of both the North Carolina and Ohio State Bar Associations. Her work history includes experience as a lab technician for Bell Pharmacal of Greenville, South Carolina, a clerkship for the police attorney in Winston-Salem, and attorney for Womble, Carlyle, Sandridge and Rice in Winton-Salem.
Currently, Canady is trustee and owner of Canady Farms, LLC, which includes several family farms and rental properties. Canady resides in Gallipolis with husband, Michael, CEO and general surgeon of Holzer Health System. They have three sons: Matthew, a criminal defense attorney in Greenville; Chris, a senior applications engineer with Optis in northern California; and Robert, a senior at Transylvania University in Lexington, Kentucky.
In her community, Canady believes strongly in giving back to the community and values family time. For several years, she volunteered as co-manager of the bookstore at Fellowship of Faith Church in Rio Grande, Ohio. She has been active in PTO at Green Elementary in Gallipolis, Ohio, serving as president, vice president, and treasurer.
Robbins is a life-long resident of Pike County, Ohio, and president/CEO of Ohio Valley Veneer, Inc. Robbins founded Ohio Valley Veneer in 1990, and since that time has grown his lumber business exponentially. He has earned a reputation within the lumber and sawmill industry as a leader in quality and customer satisfaction.
Currently, Robbins owns and operates three sawmills in Piketon, Ohio, along with additional sawmills in Peebles, Ohio; Greenup, Kentucky; and Maynardsville, Tennessee. In the spring of 2014, Robbins expanded his green lumber business to include the manufacturing of dry lumber and flooring through the acquisition of Taylor Lumber Worldwide, Inc. Robbins expanded once again in the fall of 2015 when he began operations in Waverly, Ohio, as Ohio Valley Stave, Inc.; producing the staves for barrels manufactured at Speyside Bourbon Cooperage in Jackson, Ohio.
Robbins also oversees the management of EA Eddie Robbins Memorial Fund, a 501(c)(3) organization that has provided $20,000 to $25,000 each year in scholarships to local high school graduates.
Robbins is a devoted family man, happily married to his wife, Carol, of 30 years. Together they have raised three children; Hope (Robbins) Brewster, Art Robbins, and Eddie Robbins, and are enjoying spending as much time as possible with their five grandchildren; Grant, Cade, Cruze, Hank, and Harper.
Smith remarked that the addition of Robbins to the Board secures an inside prospective from the Pike County business community, something which the Board has missed since the passing of Shorty Francis.
Ohio Valley Bank, established in 1872, operates nineteen offices in Ohio and West Virginia. The Bank is a subsidiary of Ohio Valley Banc Corp. Ohio Valley Banc Corp. stock is traded on The NASDAQ Global Market under the symbol OVBC. The company's Web site is at www.ovbc.com.